Exhibit 99


Gold Kist Inc.                            - Contact -
P.O. Box 2210                             Karla Harvill
Atlanta, GA 30301                       (770) 393-5091


Gold Kist Announces Filing of Purported Class Action Lawsuit

     ATLANTA, GEORGIA. Gold Kist Inc. (the "Company") today announced that it has been named as a defendant in a purported class action lawsuit filed in the U.S. District Court for the Northern District of Alabama alleging that the Company's production contracts with its member-growers constitute unfair practices or arrangements that have permitted the Company to manipulate the prices of live poultry and have damaged independent live poultry producers in violation of the Federal Packers and Stockyards Act of 1921. The Company believes that the substantive and class claims alleged in this lawsuit are without merit. The plaintiff's claims are premised on the existence of a significant market for live poultry that does not exist within the vertically integrated structure of the U.S. poultry industry. Further, the Company is a farmers' cooperative, and the Company believes that the plaintiff, who is a member of the cooperative, is obligated to arbitrate any disputes with the Company on an individual basis and also otherwise lacks standing to bring the claims in question.. For these and other reasons, the Company intends to defend the suit vigorously and believes that this lawsuit will not have a material adverse effect on the Company.

     Some of the statements included in this press release, including the statements regarding the Company's belief as to the merits of the claims alleged in the purported class action lawsuit discussed above, its applicability to the U.S. poultry industry and the Company and the results of such lawsuit, are forward-looking statements as defined in
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the Company's expectations and beliefs as stated above. Such statements are based on information currently known by the Company and the Company's current assumptions as to relevant matters. The Company does not intend to update any forward-looking statements contained in this press release.

     Gold Kist Inc. (www.goldkist.com) is one of the largest and the only cooperative poultry company in the United States. Approximately 2,300 family farmers contract with Gold Kist to produce 14 million chickens per week. Products are marketed under the Gold Kist Farmsr brand name and private labels to retail, foodservice, industrial and export customers. With headquarters in Atlanta, Gold Kist employs approximately 16,000 people and serves customers throughout the United States and many foreign countries.

[15955]